Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA INC. ANNOUNCES APPOINTMENT OF JAY AMATO TO THE BOARD OF DIRECTORS

Toronto, Ontario, November 12, 2008 – SunOpta Inc. (NASDAQ:STKL; TSX:SOY) ("the Company"). The Board of Directors of SunOpta Inc. today announced the appointment of Mr. Jay Amato to its Board and to Chair of the Corporate Governance Committee, effective immediately.

Mr. Amato is the founder and CEO of PersonalScreen Media LLC in New York, a company which is developing new methods of monetizing video content on the web. Previously, Mr. Amato was President and CEO of NASDAQ-traded ViewPoint Corporation, a premier interactive media company. He was also President and COO of Vanstar Corporation, a $2.8 billion public company with 7,000 employees that provided global computer outsourcing services. Adding to a considerable list of accolades and accomplishments, Mr. Amato was nominated for a national Emmy Award in 2008.

Jeremy Kendall, Chairman, said "We are delighted to have Mr. Amato join our Board bringing to SunOpta his extensive operating experience with fast-growing public entities as well as his reputation for integrity and forthrightness. This appointment is consistent with the Company’s initiatives to enhance the Board of Directors with qualified, independent candidates, that bring a wealth of different experience to the Company and the Board of Directors."

About SunOpta Inc.
SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food and natural health markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; Opta Minerals Inc. (TSX:OPM) (66.6% owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial materials; and SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the bio-fuel, pulp and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

SunOpta Inc.
Jeremy N. Kendall, Chairman
Steve Bromley, President & CEO
John Dietrich, Vice President & CFO
Tony Tavares, Chief Operating Officer
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com